EXHIBIT (12)

                        PHH CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                 Nine                                 Year Ended April 30
                                             Months Ended       ---------------------------------------------------------------
                                           January 31, 1997     1996           1995          1994           1993         1992
                                           ----------------     ----           ----          ----           ----         ----
Income from continuing operations
     before income taxes                     $  127,949     $  139,148     $  121,318   $  109,796     $   94,238    $   83,117
Add:
     Interest expense                           191,569        252,966        194,196      162,108        193,935       237,058
     Interest portion of rentals*                 5,978          7,840          8,065        9,088          8,456         8,665
                                              ---------      ---------      ---------    ---------       --------     ---------
Earnings available for fixed charges         $  325,496     $  399,954     $  323,579   $  280,992     $  296,629    $  328,840
                                              =========      =========      =========    =========       ========      ========

Fixed charges:
     Interest expense                        $  191,569     $  252,966     $  194,196   $  162,108     $  193,935    $  237,058
     Interest portion of rentals*                 5,978          7,840          8,065        9,088          8,456         8,665
                                              ---------      ---------      ---------    ---------      ---------     ---------
                                             $  197,547     $  260,806     $  202,261   $  171,196     $  202,391    $  245,723
                                              =========      =========      =========    =========      =========     =========


Ratio of earnings to fixed charges                 1.65           1.53           1.60         1.64           1.47          1.34
                                              =========      =========      =========    =========      =========     =========

*Amounts   reflect  a   one-third   portion  of  rentals,  the  portion   deemed
 representative of the interest factor.


Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.

                                   SIGNATURES

                        PHH CORPORATION AND SUBSIDIARIES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              PHH CORPORATION



Date: March 17, 1997
      --------------------------              -------------------------
                                              Nan A. Grant
                                              Controller

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